November 2, 1998

PRESS RELEASE

                        Groupe Danone to Acquire AquaPenn


MILESBURG, PA, November 2, 1998 - AquaPenn Spring Water Company, Inc. (NYSE:
APN) today announced that it has entered into a definitive merger agreement with Groupe Danone (NYSE: DA), one of the world's leading producers of packaged food and beverages with over $15.5 billion in sales in 1997. Groupe Danone would purchase, for cash, all outstanding common shares of AquaPenn at a price of $13 per share, or a total of approximately $112 million for the 8.6 million common shares outstanding. Under the agreement, a subsidiary of Groupe Danone will shortly commence a tender offer for all outstanding common shares of AquaPenn followed by a merger in which each of the remaining shares of AquaPenn will be exchanged for $13 in cash.

The AquaPenn Board of Directors unanimously approved the definitive merger agreement with Groupe Danone. Certain shareholders of AquaPenn have granted Groupe Danone an option to purchase 19.9% of AquaPenn's shares under certain conditions at the offer price and these same shareholders have agreed to tender their shares in the offer and to vote in favor of the merger if a vote of shareholders is necessary.

Groupe Danone is ranked second in the worldwide bottled water market and it is present in North America with its Evian and Dannon Natural Spring Water brands. AquaPenn is one of the fastest growing bottled spring water companies in the United States with manufacturing sites in Milesburg, Pennsylvania, High Springs, Florida and Dunsmuir, California. AquaPenn and Groupe Danone have also agreed to begin implementing an agreement for the production of convenience still natural spring water for Groupe Danone.

Edward J. Lauth, III, Founder, Chairman and President of AquaPenn stated: "This is obviously a tremendous opportunity for our shareholders, employees and customers. Groupe Danone, in my opinion, is the premier bottled water company in the world and AquaPenn will be a great addition for them. Groupe Danone is committed to spending the necessary capital to market and build the infrastructure to compete long-term in this category. We look forward to taking advantage of the opportunities presented by this merger."

Lazard Freres & Co. LLC and Parker/Hunter Incorporated represented AquaPenn in this transaction.

The tender offer will be made pursuant to separate offering documents to be prepared, distributed and filed pursuant to federal and state securities laws. The tender offer will be conditioned on the tender of at least 80% of the outstanding shares of common stock on a fully diluted basis, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and certain other customary closing conditions for transactions of this type. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.



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